Exhibit 4.12
[name]
[address line]
[city state zip]
VIA FACSIMILE (405) 753-5988
April 23, 2007
SandRidge Energy, Inc.
1601 NW Expressway, Suite 1600
Oklahoma City, OK 73118
Attn: V. Bruce Thompson
Dear Mr. Thompson:
     Reference is hereby made to the resale registration rights agreement, dated December 21, 2005 (the “Resale Registration Rights Agreement”) between SandRidge Energy, Inc. (f/k/a Riata Energy, Inc.) (the “Company”), and Banc of America Securities LLC, as representative of the several initial purchasers under the purchase agreement, dated as of December 15, 2005. The undersigned hereby represents that it is the beneficial holder of the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth below its name below as of the date of this letter, all of which constitute Transfer Restricted Securities as defined in the Resale Registration Rights Agreement.
     The Company has asked for a waiver of any Liquidated Damages due under Section 4 for failing to register the Common Stock covered by the Resale Registration Rights Agreement by the Effectiveness Target Date, provided the Registration Statement for the Common Stock is declared effective by December 20, 2007. The Company has also asked for a waiver of Section 10(c)(ii), which would permit the Company to register the shares of common stock underlying the Company’s Series A Convertible Preferred Shares no later than December 31, 2007. In return the Company has offered to extend the time period referred to in Section 2(a)(iii)(3) by two years, which could obligate the Company to keep the Registration Statement effective until December 21, 2009. In the absence of such amendment, the Company’s obligation to keep the Registration Statement effective ends December 21, 2007.

     The undersigned hereby consents to the following amendments to the Resale Registration Rights Agreement:
•	Section 4(b) shall be replaced with the following: “If the Shelf Registration Statement has been declared effective by the Commission no later than December 21, 2007, then no Liquidated Damages shall be due. However, if the Shelf Registration Statement has not been declared effective by December 21, 2007, then all accrued Liquidated Damages which have accrued from the Effectiveness Target Date through December 21, 2007, along with any Liquidated Damages that accrue after December 21, 2007, shall be paid in arrears to Record Holders by the Company on each Liquidated Damages Payment Date, beginning with December 31, 2007. Upon the cure of all Registration Defaults relating to any particular share of Common Stock, the accrual of Liquidated Damages with respect to such share of Common Stock will cease.”

•	Section 10(c)(ii) shall be stricken.

•	Section 2(a)(iii)(3) shall be amended to replace the words “second anniversary” with the words “fourth anniversary.”
Very truly yours

Shareholder Name:

Name:

Title:

Number of Transfer Restricted Shares
of Common Stock held

2